UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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BROOKDALE SENIOR LIVING INC.
(Name of Registrant as Specified In Its Charter)

ORTELIUS ADVISORS, L.P. PANGAEA VENTURES, L.P. ORTELIUS ADVISORS GP I, LLC PETER DESORCY STEVEN J. INSOFT PAULA J. POSKON FRANK J. SMALL IVONA SMITH STEVEN L. VICK LORI B. WITTMAN
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Ortelius Advisors, L.P., a Delaware limited partnership, together with the other participants named herein (“Ortelius”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit proxies with respect to the election of Ortelius’ slate of highly qualified director candidates at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Brookdale Senior Living Inc., a Delaware corporation (the “Company”).

Item 1: On June 16, 2025, Ortelius issued the following press release, which includes a letter from Ortelius to the Company's stockholders:

Ortelius Reaffirms Strategy to Unlock Sustainable Long-Term Value for Brookdale Senior Living Inc. Stockholders

The Brookdale Board’s Ongoing Missteps, Shortcomings, and Strategic Failures are Palpable, and Jeopardize the Company’s Viability

Contrary to the Current Board’s Assertions, Ortelius’ Strategy is Materially Different from the Company’s Current Plans

Ortelius’ Nominees Would Restore Accountability at Brookdale, and Immediately Begin the Process of Substantial Value Generation for Stockholders

NEW YORK--(BUSINESS WIRE)--Ortelius Advisors, L.P. (“Ortelius”) today issued the following open letter to fellow stockholders of Brookdale Senior Living Inc. (NYSE: BKD)(“Brookdale” or the “Company”), which further outlines that the judgement, execution, and decision-making abilities of Brookdale’s current Board of Directors (the “Board”) remain highly questionable, and stresses the urgent need for meaningful, stockholder-driven change, following years of dismal performance, chronic undervaluation, stock price declines, and the vast destruction of stockholder value.

The letter further clarifies that the Company’s directors, who have no senior housing experience, must be held accountable, and that Ortelius’ nominees are highly qualified to implement Ortelius’ strategy, which is not only materially different from Brookdale’s current plans, but necessary to turn the Company around.

The full text of the letter follows:

June 16, 2025

Fellow Brookdale Senior Living Stockholders,

Ortelius Advisors, L.P. (“Ortelius” or “we”) is seeking your support to elect our six highly qualified, independent director candidates to the Board of Directors of Brookdale Senior Living Inc. (“Brookdale” or the “Company”) at the upcoming Annual Meeting of Stockholders in 2025, scheduled to be held on July 11, 2025.

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We remain deeply concerned about the Board’s poor judgement, execution, and decision-making abilities, and firmly believe that meaningful, stockholder-driven change is necessary to build, unlock, and maximize long-term value.

Following the launch of our campaign, the Board reacted with defensive changes and half-measures, and inconsistently suggested that the Company was performing well. The Board also announced that it had addressed Brookdale’s leadership and operational issues. Ortelius believes that stockholders see through these claims, and support our drive to instill relevant expertise, fresh perspectives, and accountability.

In the Company’s press release on April 14, 2025, Chairman of the Board and Interim CEO Denise Warren highlighted that "Having executed on our strategy to simplify and streamline the business, rationalize our lease portfolio and address our debt maturities, we believe Brookdale is now poised to deliver sustained and compelling returns to our shareholders.”

However, the leased portfolio’s cumulative EBITDA - Capex was negative $731 million from 2018 to 2024, and the average annual adjusted EBITDA margin was a meager 1.0%.1 In addition, the business segment bears substantial rent expense, capital expenditures, and corporate overhead, and represents a $1 billion-plus liability.

The leased portfolio is also highly dilutive to the owned properties (with occupancy rates greater than 75%), suppressing the Company’s EBITDA multiple, and oppressing stockholder value, and its free cash flow capabilities and returns on invested capital are questionable.

Nonetheless, the Board renewed its lease agreements with Ventas, Inc., Welltower Inc., and Omega Healthcare Investors, Inc., accounting for 90%-plus of the leased portfolio.

Regarding debt, $2.8 billion, or 65% of Brookdale’s total debt, matures within the next four-plus years:2

▪	$426 million in 2026
▪	$860 million in 2027
▪	$728 million in 2028
▪	$822 million in 2029

Meanwhile, net debt, which stood at $3.4 billion at year-end 2017, grew by $716 million, or 21%, to $4.1 billion through 1Q 2025, and the Company’s annualized leverage ratio ballooned from 7.0x to a disconcerting 10.6x.3 The Board merely “kicked the can down the road”, and failed to negate meaningful credit concerns.

1 Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information, 2018 to 2024 quarterly documents. Revenue figures include other operating income.

2 Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information 1st Quarter 2025.

3 Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information 4th Quarter 2017 and Brookdale Senior Living Supplemental Information 1st Quarter 2025.

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CONTRARY TO THE BOARD’S ASSERTIONS, ORTELIUS’ STRATEGY IS MATERIALLY DIFFERENT FROM THE BOARD’S PLANS

Per the Board’s strategic plan in its May 15, 2025, letter, the Company is reviewing a “modest group of assets” that may no longer align with its model. However, Brookdale should immediately begin to evaluate the monetization of all of the underperforming owned properties, which comprise roughly 135 facilities, and could amount to many hundreds of millions of dollars.

We believe that GoodCo PropCo’s (owned properties with occupancy rates greater than 75%) weighted average occupancy rate is in the high-80’s, and generates substantial revenue, significant NOI, high NOI margins, and meaningful free cash flow.

Also, per the Board’s strategic plan, the Company is “applying a portion of asset sale proceeds toward debt reduction.” However, the Board’s initiative does not “meaningfully reduce leverage”, as claimed in the letter, and fails to materially lower Brookdale’s $4.1 billion of net debt, and recklessly high leverage ratios. Instead, the Company should use all of the proceeds from monetizing the underperforming owned properties, improving credit quality, and lowering loan-to-value ratios and borrowing costs.

Brookdale should also eliminate its poorly performing leased portfolio. As noted above, the business segment’s cumulative EBITDA - Capex was negative $731 million from 2018 through 2024, and the average annual adjusted EBITDA margin was a meager 1.0%.4 In addition, the leased properties bear substantial rent expense, capital expenditures, and corporate overhead, and represent a $1 billion-plus liability.

Nonetheless, the Board renewed its lease agreements with Ventas, Inc., Welltower Inc., and Omega Healthcare Investors, Inc., which account for 90%-plus of the leased portfolio.

Upon monetizing the underperforming owned properties, reducing mortgage debt, and eliminating the leased portfolio, the remaining Brookdale would be a pure play on GoodCo PropCo, valued on NOI and capitalization rates, versus a senior housing operator, valued on lower EBITDA and EBITDA multiples.

Consequently, the value of the Company’s real estate should be unlocked, and Ortelius believes that GoodCo PropCo’s valuation should be multiples of Brookdale’s current market capitalization.

4 Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information, 2018 to 2024 quarterly documents. Revenue figures include other operating income.

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While Ortelius’ strategy should build, unlock, and maximize stockholder value, and accelerate the process, we believe that the Board’s initiatives will not “move the needle”.

The Board’s ongoing missteps, shortcomings, and strategic failures are palpable, and continue to jeopardize the Company’s viability:

▪	Cumulative free cash flow imploded from $304 million in 2011 - 2017, to negative $660 million in 2018 - 2024[5]
▪	Tangible book value per share plunged 83%, from $5.49 to $0.93[6]
▪	The annualized leverage ratio ballooned from 7.0x to 10.6x7
▪	Brookdale’s total stockholder returns were negative 37%, underperforming key benchmarks by 135 percentage points, and the Company’s top two peers by 216 percentage points[8]

Following years of dismal performance, chronic undervaluation, stock price declines, and the vast destruction of stockholder value, the Board’s judgement, execution, and decision-making abilities remain highly questionable, which is why meaningful, stockholder-driven change is urgently needed. The Company’s directors, who have no senior housing experience, must be held accountable, and Ortelius’ strategy and Brookdale CEO search can be spearheaded Day 1 by our six highly qualified nominees, who have decades of expertise in senior housing, real estate, executive searches, capital markets, acquisitions/divestitures, corporate finance, restructurings, and senior management.

Your vote is important, no matter how many or how few shares of common stock you own. Ortelius urges you to sign, date, and return the WHITE universal proxy card today to vote “FOR” the election of the Ortelius nominees and in accordance with Ortelius’ recommendations on the other proposals on the agenda for the Annual Meeting.

5 Free cash flow is defined as operating cash flow minus capital expenditures. Operating cash flow is net cash provided by operating activities per 10-K filings. Cumulative free cash flow is the sum of annual free cash flows for the period noted.

6 Tangible book value per share as of December 31, 2017, and December 31, 2024. Calculations use basic shares outstanding as of February 20, 2018, and February 17, 2025. Tangible book value is defined as total assets minus goodwill minus total liabilities. Tangible book value per share is defined as tangible book value divided by basic shares outstanding.

7 Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information 4th Quarter 2017 and Brookdale Senior Living Supplemental Information 1st Quarter 2025.

8 Bloomberg as of May 2, 2025, for the period February 21, 2018, to March 4, 2025. Returns are adjusted for dividends. The benchmark represents the average of S&P 500 Healthcare Index, Russell 3000 Healthcare Index, and Bloomberg Healthcare REIT Index total stockholder returns. The peers are Welltower Inc. and Ventas, Inc.

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Sincerely,

Peter DeSorcy

Managing Member

Ortelius Advisors, L.P.

Additional Information

Ortelius Advisors, L.P., together with the other participants in its proxy solicitation (collectively, “Ortelius”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Ortelius’ slate of highly-qualified director nominees at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Brookdale Senior Living Inc., a Delaware corporation (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Ortelius’ proxy solicitation. These materials and other materials filed by Ortelius with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Ortelius with the SEC are also available, without charge, by directing a request to Ortelius’ proxy solicitor, Saratoga Proxy Consulting LLC, at its toll-free number (888) 368-0379 or via email at info@saratogaproxy.com.

About Ortelius Advisors, L.P.

Ortelius is a research-intensive, fundamental-based, activist-oriented alternative investment management firm focused on event-driven opportunities.

Contacts

Stockholders:

Saratoga Proxy Consulting LLC

John Ferguson & Joseph Mills

(212) 257-1311/(888) 368-0379

info@saratogaproxy.com

Media:

Gagnier Communications

Dan Gagnier & Riyaz Lalani

(646) 569-5897

ortelius@gagnierfc.com

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Item 2: Also on June 16, 2025, Ortelius posted the following material to www.ABetterBrookdale.com:

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